UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 24, 2005

Dominion Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or other jurisdiction of incorporation)	1-8489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant's Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 24, 2005, the Organization, Compensation and Nominating (OCN) Committee of Dominion Resources, Inc. (the Company) recommended to the Board of Directors, and the Board approved, an amendment to the employment agreement of the Company's Chief Executive Officer, Mr. Thos. E. Capps. The Company and Mr. Capps entered into the agreement on May 26, 2005.

The amendment, intended to facilitate a smooth transition of management, extends Mr. Capps' employment as chief executive officer through the 2006 annual meeting, unless Mr. Capps voluntarily retires before such date. The amendment secures Mr. Capps' service as a consultant for three years following his retirement, during which time he agrees not to compete with the Company or solicit any of its employees.

Mr. Capps will receive $25,000 a month for his consulting services, but will not be compensated for his service as a member of the Board. During the consultancy period, he is eligible only for the following perquisites which he currently receives as an officer of the Company: (a) office space and secretarial support, (b) information technology, a home security system and an automobile allowance comparable to an executive officer of the Company, (c) dues for one country club and (d) use of the Company aircraft in accordance with current Company practices and policies.

The amended agreement does not increase Mr. Capps' base salary during the term of his employment. However, it does make several changes from the existing agreement. The amended agreement continues to provide that, during his employment, Mr. Capps will continue to be eligible for the Company's annual incentive award; however, if Mr. Capps resigns prior to January 1, 2006, he will receive a single lump sum cash payment equal to his 2005 target cash award in lieu of the annual award. The Company has previously committed to pay premiums on a life insurance policy for Mr. Capps under its Executive Life Insurance Program. The amended agreement provides that, in lieu of premiums, the Company will pay Mr. Capps an amount equal to the projected future premiums for five years so that he can purchase such other insurance, if any, as he deems appropriate.

The amended agreement also provides for a restricted stock grant of 57,098 shares of common stock to Mr. Capps who will then no longer be eligible to receive any additional long-term incentive awards. The OCN Committee recommended and the Board approved this restricted stock grant to Mr. Capps, effective May 26, 2005. The stock vests over a three-year period, one-third each year; however, the restricted stock will be forfeited if Mr. Capps does not fulfill certain responsibilities under the agreement as an employee or consultant, or if he breaches the non-competition or non-solicitation provisions of the agreement. The restricted stock does not vest upon retirement, but will vest upon the death or disability of Mr. Capps.

This description of the Employment Agreement Amendment is a summary only and is qualified by reference to the Employment Agreement Amendment which is filed as Exhibit 10.1. Also, the restricted stock grant referred to herein is filed as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits
Exhibit
10.1

Employment Agreement dated September 20, 2002 between Dominion Resources and Thos. E. Capps (Exhibit 10.1, Form 10-Q for the quarter ended September 30, 2002, File No. 1-8489, incorporated by reference) including supplemental letter, dated February 27, 2003 (Exhibit 10.22, Form 10-K for the fiscal year ended December 31, 2002, File No. 1-8489, incorporated by reference); Amendment to Employment Agreement dated May 26, 2005 between Dominion Resources, Inc. and Thos. E. Capps (filed herewith).

10.2	Restricted stock award agreement dated May 26, 2005 between Dominion Resources, Inc. and Thos. E. Capps (filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ James F. Stutts James F. Stutts Vice President and General Counsel

Date: May 31, 2005